UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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☐	Soliciting Material Pursuant to §240.14a-12
ALLION HEALTHCARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 30, 2009

Dear Stockholder:

On behalf of the Board of Directors and management of Allion Healthcare, Inc., I cordially invite you to the 2009 Annual Meeting of Stockholders to be held on June 16, 2009, at 8:00 a.m., Eastern Time, at the Hilton Huntington, Pindar Conference Room, located at 598 Broadhollow Road, Melville, New York 11747. At the Annual Meeting, you will be asked to:

1. Elect the Board of Directors’ six nominees to serve as directors until the next annual meeting of stockholders and until their successors have been duly elected and qualified;

2. Ratify the appointment of BDO Seidman, LLP as Allion’s independent registered public accounting firm for 2009; and

3. Transact such other business as properly comes before the Annual Meeting.

The above matters are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important, and it is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. We urge you to submit your proxy card as soon as possible. Even if you plan to attend the Annual Meeting, please sign and promptly return your proxy card in the enclosed postage-paid envelope. Even if you return a proxy card, if you attend the Annual Meeting, you may revoke your proxy and vote in person.

The Allion Board of Directors recommends that stockholders vote “FOR” the election of the Board of Directors’ nominees for director and “FOR” the ratification of BDO Seidman, LLP as Allion’s independent registered public accounting firm for 2009.

Sincerely,

Michael P. Moran
Chairman of the Board, President and
Chief Executive Officer

ALLION HEALTHCARE, INC.
1660 WALT WHITMAN ROAD, SUITE 105
MELVILLE, NEW YORK 11747

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	June 16, 2009
TIME:	8:00 a.m., Eastern Time
PLACE:	Hilton Huntington, Pindar Conference Room
598 Broadhollow Road, Melville, New York 11747

YOUR VOTE AT THE ANNUAL MEETING IS VERY IMPORTANT.

DATE AND TIME:	June 16, 2009, 8:00 a.m., Eastern Time
PLACE:	Hilton Huntington, Pindar Conference Room 598 Broadhollow Road, Melville, New York 11747
ITEMS OF BUSINESS:	(1) Elect the Board of Directors’ six nominees to serve as directors until the next annual meeting of stockholders and until their successors have been duly elected and qualified;
(2) Ratify the appointment of BDO Seidman, LLP as Allion’s independent registered public accounting firm for 2009; and
(3) Transact such other business that may properly come before the Annual Meeting.
VOTING BY PROXY:	To ensure the representation of your shares at the Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed pre-addressed, postage-paid envelope. Returning your proxy card will not affect your right to revoke your proxy or to attend the Annual Meeting and vote in person.
ADMISSION TO THE MEETING:	You are entitled to attend the Annual Meeting if you owned shares of Allion Healthcare, Inc. stock as of the close of business on April 24, 2009. The Annual Meeting will begin promptly at 8:00 a.m., Eastern Time, on June 16, 2009.

BY ORDER OF THE BOARD OF DIRECTORS

Stephen A. Maggio
Secretary and Treasurer

Melville, New York
April 30, 2009

ALLION HEALTHCARE, INC.
1660 WALT WHITMAN ROAD, SUITE 105
MELVILLE, NEW YORK 11747

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 16, 2009

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Allion Healthcare, Inc. for the 2009 Annual Meeting of Stockholders, which we refer to as the Annual Meeting, and for any adjournment or postponement of the Annual Meeting. This Proxy Statement provides information that you should read before you vote on the proposals that will be presented to you at the Annual Meeting. The Annual Meeting will be held on June 16, 2009 at the Hilton Huntington, Pindar Conference Room, located at 598 Broadhollow Road, Melville, New York 11747, at 8:00 a.m., Eastern Time. In this Proxy Statement, we refer to Allion Healthcare, Inc. as “Allion,” the “Company,” “we” or “us.”

This Proxy Statement and a proxy card are first being mailed on or about May 4, 2009 to people who owned shares of Allion common stock as of the close of business on April 24, 2009.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be held on June 16, 2009.

This Proxy Statement and Allion’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available at: www.proxydocs.com/ALLI.

INFORMATION ABOUT THE 2009 ANNUAL MEETING AND VOTING

The Annual Meeting

The Annual Meeting will be held on June 16, 2009 at the Hilton Huntington, Pindar Conference Room, located at 598 Broadhollow Road, Melville, New York 11747, at 8:00 a.m., Eastern Time. At the Annual Meeting, our stockholders will be asked to:

1. Elect the Board of Directors’ six nominees to serve as directors until the next annual meeting of stockholders and until their successors have been duly elected and qualified; and

2. Ratify the appointment of BDO Seidman, LLP as Allion’s independent registered public accounting firm for 2009.

Stockholders will also transact any other business that may properly come before the Annual Meeting.

The Allion Board of Directors recommends that our stockholders vote “FOR” the election of each of the Board of Directors’ nominees for director, and “FOR” ratification of BDO Seidman, LLP as Allion’s independent registered public accounting firm for 2009.

This Proxy Solicitation

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of stock. The written document describing the matters to be considered and voted on at the meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” The Allion Board of Directors has designated two of our officers, Michael P. Moran and Stephen A. Maggio, as proxies for the Annual Meeting.

We are sending you this Proxy Statement and proxy card because you own shares of Allion common stock. This Proxy Statement describes matters on which we would like you to vote at the Annual Meeting and is intended to assist you in deciding how to vote your shares.

At the close of business on April 24, 2009, which we refer to in this proxy statement as the record date, there were 26,043,684 shares of Allion common stock outstanding. Only holders of shares of Allion common stock at the close of business on the record date will be entitled to vote at the Annual Meeting. Each issued and outstanding share of common stock on the record date is entitled to one vote on each of the proposals presented at the Annual Meeting.

If your shares are held by a bank or brokerage firm, you are considered the beneficial owner of shares held in “street name.” If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) forwarded these proxy materials, along with a voting instruction card, to you.

Allion is paying the cost of soliciting these proxies. Allion’s directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile or otherwise, but they will not receive additional compensation for their services. Upon request, Allion will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding these proxy materials to the beneficial owners of Allion shares.

Quorum Required

A quorum must be present at the Annual Meeting for any business to be conducted. Our Fourth Amended and Restated Bylaws defines a quorum as the presence, in person or by proxy, of holders of record of a majority of the issued and outstanding shares of our common stock entitled to vote on the matters to be presented at the Annual Meeting. Proxy cards received by us but marked “WITHHOLD” or “ABSTAIN” and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. If a quorum is not present, a vote cannot occur, and a majority in interest of the stockholders entitled to vote at the meeting, present in person or by proxy, may adjourn the meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Voting Your Shares

Voting in Person.  You may vote your shares at the Annual Meeting either in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot. Ballots for voting in person will be available at the Annual Meeting. Stockholders must present a form of photo identification to be admitted to the Annual Meeting. If you hold your shares in street name, you are invited to attend the Annual Meeting, but you will also need to bring a copy of your bank or brokerage statement, evidencing your ownership as of the record date, to gain admittance. If you are a beneficial owner of shares held in street name, you may not vote your shares in person at the Annual Meeting unless you obtain a power of attorney or proxy form from the record holder of your shares.

Voting By Proxy.  If you are a registered stockholder, meaning that you hold your shares in certificate form or through an account with Allion’s transfer agent, Continental Stock Transfer & Trust Company, and you wish to vote prior to the Annual Meeting, you may vote by proxy. To vote by proxy, you must complete and return the enclosed proxy card in time to be received by us prior to the Annual Meeting, or you may deliver your proxy card in person at the Annual Meeting. If a proxy card is properly executed, returned to us and not revoked, the shares represented by the proxy will be voted in accordance with the instructions set forth on the proxy card. If a proxy card is signed but no instructions are given with respect to the matters to be acted upon, the shares represented by the proxy will be voted “FOR” the election of the Board of Directors’ six nominees for director and “FOR” the proposal to ratify BDO Seidman, LLP as Allion’s independent registered public accounting firm for 2009. We know of no other business that will be presented at the Annual Meeting. However, if any other matter properly comes before the stockholders for vote at the Annual Meeting, your shares will be voted in accordance with the best judgment of the proxy holders. If you do not return your proxy card and do not attend the meeting, and the shares are registered in your name, your shares will not be voted.

Broker Voting.  If your shares are held in street name, your bank or brokerage firm forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares. As the beneficial owner of the shares, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to routine items, including the election of directors and the ratification of BDO Seidman, but it will not be permitted to vote your shares with respect to non-routine items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal. There are no non-routine proposals contained in this Proxy Statement for vote at the Annual Meeting. However, if a non-routine proposal properly comes before the Annual Meeting, broker non-votes will not affect the outcome of the proposal.

Votes Required

Election of Directors.  The election of directors requires the affirmative vote of a plurality of shares present and entitled to vote. As a result, in the election of directors, the six nominees for director who receive the most “FOR” votes will be elected. You may vote “FOR” all of the director nominees, “WITHHOLD AUTHORITY” to vote for all of the nominees or “WITHHOLD AUTHORITY” to vote for any individual nominee but vote for all other nominees. Shares that are withheld from voting as to any nominee will not be voted with respect to the nominee and will not affect the outcome of the election. If you are a registered stockholder and you return a properly executed proxy card but do not provide instructions with respect to the election of director nominees, your shares will be voted “FOR” the six nominees recommended by the Board of Directors. If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will not affect the outcome of the election, as the election of directors is a routine matter on which banks and brokers may vote even in the absence of specific voting instructions.

Approval of Ratification of BDO Seidman, LLP as Allion’s Independent Registered Public Accounting Firm.  The ratification of BDO Seidman, LLP as Allion’s independent registered public accounting firm for 2009 requires the approval of a majority of the votes cast. If you are a registered stockholder and you return a properly executed proxy card but do not provide voting instructions, your shares will be voted “FOR” the proposal to ratify the appointment of BDO Seidman, LLP. If you indicate “ABSTAIN” on your proxy card or you hold your shares in street name, your failure to indicate voting instructions will not affect the outcome of the proposal.

Revoking Your Proxy

If you decide to change your vote, you may revoke your proxy at any time before it is voted at the Annual Meeting. You may revoke your proxy in one of three ways:

1. You may notify the Secretary of Allion in writing that you wish to revoke your proxy. Please contact: Allion Healthcare, Inc., 1660 Walt Whitman Road, Suite 105, Melville, New York 11747, Attention: Secretary. We must receive your notice before the time of the Annual Meeting.

2. You may submit a properly executed proxy card with a later date than your original proxy card. We must receive your later-dated proxy card before the time of the Annual Meeting.

3. You may attend the Annual Meeting and vote in person. Merely attending the Annual Meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares at the Annual Meeting to revoke the proxy.

Adjournments and Postponements

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors nominates the following individuals for election to the Board of Directors of Allion:

Michael P. Moran
Flint D. Besecker
Gary P. Carpenter
Willard T. Derr
William R. Miller, IV
Kevin D. Stepanuk

Directors are elected by a plurality of the shares present, in person or by proxy, and entitled to vote. If elected, each director will serve until the next annual meeting of stockholders and until his replacement is elected and qualified, unless he resigns or is removed before his term expires. The six nominees recommended by the Board of Directors for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event that any of the nominees is unable to serve or for good cause will not serve as a director at the time of the Annual Meeting, the persons named as the proxies may vote in their best judgment for any substitute nominee. Alternatively, the Board of Directors may decide to reduce the number of directors to eliminate the vacancy. Unless the proxy card is marked “WITHHOLD AUTHORITY” to vote for one or more of the nominees, the proxies will vote the shares represented by validly executed proxy cards received by them “FOR” each of the nominees named above. Shares that are withheld from voting as to any nominee will not be voted with respect to that nominee. Shares may not be voted cumulatively, and proxies cannot be voted for a greater number of persons than the number of nominees recommended by the Board of Directors. Votes withheld will not affect the outcome of the election.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

Information Regarding Nominees for Director:

Name	Age	Position

Michael P. Moran	48	Chairman of the Board, President and Chief Executive Officer
Flint D. Besecker	43	Director
Gary P. Carpenter	53	Director
Willard T. Derr	52	Director
William R. Miller, IV	61	Director
Kevin D. Stepanuk	51	Director

Michael P. Moran has served as our Chairman, Chief Executive Officer and President and as a member of our Board of Directors since 1997. From 1996 to 1997, Mr. Moran was a Regional Vice President at Coram Healthcare, Inc. From 1990 to 1996, Mr. Moran was a Regional Vice President for Chartwell Home Therapies, Inc. Prior to 1990, Mr. Moran held various sales and management positions at Critical Care America, Inc. Mr. Moran received a B.A. in Management from Assumption College.

Flint D. Besecker has served as one of our directors since August 2008. Since May 2008, Mr. Besecker has been the Managing Member of Firestone Asset Management, a private equity firm. Prior to that, he served as President of CIT Healthcare from November 2004 until May 2008, and as Managing Director of GE Healthcare Financial Services from October 2001 until November 2004. Mr. Besecker currently serves on the board of directors of Care Investment Trust. He is a certified public accountant and received his B.S. in Accounting from Canisius College.

Gary P. Carpenter, CPA has served as one of our directors since December 2006. He has been a partner in charge of Healthcare Services at Holtz Rubenstein Reminick, LLP since 1998. Prior to joining Holtz,

Mr. Carpenter founded his own healthcare consulting firm. He was also Vice President of Finance at a national healthcare corporation and has worked with healthcare companies in a variety of areas, including corporate organizational issues, profit maximization and representation before Medicare and Medicaid government representatives on various reimbursement issues. Mr. Carpenter has experience in mergers and acquisitions in the healthcare industry and has worked with a number of hospitals on their expansion plans into the home healthcare industry. Mr. Carpenter is a member of the New York State Society of CPAs. He is also a member of the Healthcare Financial Management Association. Mr. Carpenter serves on the Advisory Board for the Long Island chapter of the Multiple Sclerosis Society and is a Trustee of the Environmental Center of Smithtown. He also serves on the Pastoral Council of St. Patrick Church. Mr. Carpenter has previously served as a member of the Board of St. Patrick School and as an Associate Trustee of North Shore University Hospital. Mr. Carpenter earned his B.B.A. in Accounting from Adelphi University.

Willard T. Derr has served as one of our directors since June 2008. He has served as Chief Financial Officer of AHRC Nassau, a non-profit organization that provides services to developmentally disabled children and adults, since December 1, 2008. From February 2005 to July 2008, Mr. Derr served as Senior Vice President and Chief Financial Officer of TLC Health Care Services, Inc., a national home health care provider. Prior to that, from April 1999 to February 2005, Mr. Derr was Senior Vice President and Chief Financial Officer of Tender Loving Care Health Care Services, Inc., the predecessor of TLC Health Care Services. He is a certified public accountant and received his B.B.A. from Hofstra University.

William R. Miller, IV has served as one of our directors since June 2008. He has served as Chief Executive Officer of Ross Associates, Inc., a strategic communications firm, since 1981. He is also Chairman of the Board of Directors of Ross Associates, Inc. Mr. Miller received his B.S. from St. Joseph’s University and his M.G.A. from the University of Pennsylvania.

Kevin D. Stepanuk has served as one of our directors since June 2008. He has served in various positions, including Assistant General Counsel, at Exelon Business Services Company, a subsidiary of Exelon Corporation, since 1999. Mr. Stepanuk is currently Associate General Counsel of the Corporate and Commercial practice group of Exelon Business Services Company. He earned his B.B.A. and J.D. from Temple University.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings and Committees of the Board of Directors

Our Fourth Amended and Restated Bylaws provide that the Board of Directors has the authority to set the number of directors that constitutes the Board of Directors from time to time. Currently, our Board of Directors consists of six directors. Each director serves until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

The current members of our Board of Directors are Michael P. Moran, Flint D. Besecker, Gary P. Carpenter, Willard T. Derr, William R. Miller, IV and Kevin D. Stepanuk. Our Board of Directors has determined that Flint D. Besecker, Gary P. Carpenter, Willard T. Derr, William R. Miller, IV and Kevin D. Stepanuk, which encompasses a majority of the Board of Directors, are “independent” as such term is defined by the NASDAQ Marketplace Rules, which we refer to as the NASDAQ rules. Michael P. Moran is not “independent” under the NASDAQ rules because he is an executive officer of Allion.

The Board of Directors held a total of seven meetings during the year ended December 31, 2008. Each of the directors attended at least 90% of the aggregate of all applicable board and committee meetings in 2008. All of our directors attended the 2008 Annual Meeting of Stockholders either by telephone or in person. While we do not require our Board members to attend the annual meeting of stockholders, such attendance is expected pursuant to Company policy.

The Board of Directors maintains the following three standing committees: (1) the Audit Committee, (2) the Compensation Committee and (3) the Nominating and Corporate Governance Committee. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee have each adopted a written charter that describes its function and responsibilities. You may obtain copies of these charters by going to the “Investor Relations” section of our website located at www.allionhealthcare.com.

The following table shows, for 2008, the membership of each committee of our Board of Directors:

Nominating and
Corporate
	Audit	Compensation	Governance
Non-Employee Directors	Committee	Committee	Committee

Flint D. Besecker(1)		Chairperson	X
Gary P. Carpenter	X	X
Willard T. Derr	Chairperson
William R. Miller, IV		X	X
Kevin D. Stepanuk	X		Chairperson
Russell J. Fichera(2)	X
Derace Schaffer, M.D.(3)	X	X	X
Harvey Werblowsky(4)		X	X

(1)	On August 7, 2008, we elected Mr. Besecker to the Board of Directors. He replaced Harvey Werblowsky, Esq., who retired effective upon the election of Mr. Besecker.

(2)	Mr. Fichera served as Chairperson of the Audit Committee until he was appointed as our Senior Vice President and Chief Financial Officer on June 1, 2008. Mr. Fichera retired from the Board on June 24, 2008.

(3)	Dr. Schaffer retired from the Board of Directors on June 24, 2008. He was a member of the Audit Committee and Compensation Committee and was Chairperson of the Nominating and Corporate Governance Committee until his retirement.

(4)	Mr. Werblowsky retired from the Board of Directors on August 7, 2008. He was a member of the Nominating and Corporate Governance Committee and was Chairperson of the Compensation Committee until his retirement.

Audit Committee.  The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal controls and legal compliance functions by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and determines whether they are independent of management.

The Audit Committee currently consists of Messrs. Carpenter, Derr and Stepanuk, each of whom qualifies as independent for Audit Committee membership, as defined in the NASDAQ rules and in accordance with Rule 10A-3 of the Securities Exchange Act of 1934, or the Exchange Act. Mr. Derr currently serves as the chairperson of our Audit Committee. Our Board of Directors has determined that Mr. Carpenter meets the definition of an “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K. The Audit Committee held four meetings during 2008.

Compensation Committee.  The current members of the Compensation Committee are Messrs. Besecker, Carpenter and Miller, each of whom qualifies as independent for Compensation Committee membership, as defined in the NASDAQ rules, Rule 16b-3 of the Exchange Act, and Section 162(m) of the Internal Revenue Code. Mr. Besecker serves as the chairperson of our Compensation Committee. The Compensation Committee held three meetings during 2008.

The Compensation Committee determines our general compensation policies and develops and recommends to the Board the compensation provided to our officers. In addition, the Compensation Committee administers our stock option plans. In carrying out its responsibilities, the Compensation Committee, among other things:

•	reviews and approves corporate goals and objectives established by the Board that are relevant to the compensation of our Chief Executive Officer and our other executive officers;

•	evaluates the performance of the CEO and the other executive officers in light of those goals and objectives, and develops compensation levels based on this evaluation;

•	reviews and recommends to the Board the creation and/or revision of executive incentive compensation plans and equity-based plans; and

•	reviews and recommends to the Board, or approves, any contracts or transactions with current or former executive officers, including consulting, employment contracts, severance or termination arrangements and loans to employees made or guaranteed by the Company.

Additional information regarding the Compensation Committee’s processes and procedures with respect to executive compensation is provided in the Compensation Discussion and Analysis below. The Committee may, in its discretion, delegate its authority to subcommittees, whether or not such delegation is specifically contemplated under any plan or program when and as it deems appropriate.

The Compensation Committee may, from time to time, use independent compensation consultants to provide recommendations regarding executive compensation that are consistent with our business goals and compensation philosophy. In October 2008, the Compensation Committee engaged Watson Wyatt to provide competitive analysis of compensation levels for the Board of Directors and our Chief Executive Officer.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the board. In addition, the Nominating and Corporate Governance Committee is responsible for reporting and making recommendations to the Board of Directors concerning corporate governance matters and for overseeing Board and Committee evaluations. The current members of the Nominating and Corporate Governance Committee are Messrs. Besecker, Miller and Stepanuk, each of whom is independent as defined in the NASDAQ rules. Mr. Stepanuk serves as the chairperson of our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held two meetings during 2008.

The Nominating and Corporate Governance Committee works with the Board of Directors on an annual basis to establish criteria for selecting new directors, to identify individuals qualified to become board members, to screen and recommend to the Board of Directors nominees for election, and to evaluate the performance of incumbent directors in determining whether to nominate them for reelection at the next annual meeting of stockholders. The Nominating and Corporate Governance Committee will consider nominees recommended by Allion’s stockholders, third-party search firms, outside counsel or other experts to identify potential new director candidates.

In evaluating a potential director candidate, the Nominating and Corporate Governance Committee considers, among other factors, the candidate’s high-level leadership experience in business or administrative activities, breadth of knowledge about issues affecting Allion and the healthcare, pharmaceutical and disease management industries, and ability and willingness to contribute special competencies to board activities. In addition to these criteria, the Nominating and Corporate Governance Committee evaluates directoral candidates based on their personal attributes, including integrity, loyalty, and dedication to Allion’s success and welfare, sound and independent business judgment, awareness of the role of a director in Allion’s corporate citizenship and image, time availability for meetings and consultation on corporate matters, wide contacts with business and political leaders, and willingness to assume a broad, fiduciary responsibility on behalf of Allion’s stockholders for the management of the Company. The Nominating and Corporate Governance Committee evaluates candidates on the basis of their qualifications, experience, skills and ability and without regard to gender, race, color, national origin or other protective status.

Once possible candidates are identified, the Nominating and Corporate Governance Committee discusses its recommendations with the Board of Directors. If the candidate is approved by the Board, the recommended candidate is nominated for election, subject to a vote by stockholders at the annual meeting. If there is a vacancy on the Board of Directors or a newly created directorship, a candidate may be appointed as a director by a majority of the directors then serving on the Board, and the director so chosen would hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

Allion’s stockholders may submit candidates to the Nominating and Corporate Governance Committee for consideration as director nominees by submitting a written recommendation by mail to the Nominating and Corporate Governance Committee, c/o Secretary, Allion Healthcare, Inc., 1660 Walt Whitman Road, Suite 105, Melville, New York 11747. We must receive the written recommendation at least 150 calendar days but no less than 120 calendar days prior to the first anniversary of the date of our notice of annual meeting sent to stockholders in connection with the previous year’s annual meeting. The recommendation must include (i) the candidate’s name, age, business address and other contact information, (ii) a complete description of the candidate’s qualifications, experience, background and affiliates, as would be required to be disclosed in a proxy statement pursuant to Regulation 14A of the Exchange Act, (iii) a sworn or certified statement by the candidate that he or she consents to being named as a nominee in the proxy statement and to serve as a director if elected, and (iv) the name and address of, and number of shares of Allion stock held by, the stockholder of record making the recommendation. Candidates recommended by stockholders for nomination are evaluated using the same criteria as candidates initially proposed by the Nominating and Corporate Governance Committee.

Stockholder Communications With the Board of Directors

In order to communicate with the Board of Directors as a whole, with the independent directors as a whole, or with specified individual directors, stockholders may direct correspondence to Allion Healthcare, Inc., c/o Secretary, 1660 Walt Whitman Road, Suite 105, Melville, New York 11747.

Compensation Committee Interlocks and Insider Participation

During 2008, Flint Besecker, Gary Carpenter, William Miller, Harvey Werblowsky, and Derace Schaffer, M.D. served on the Compensation Committee. No member of our Compensation Committee was, during fiscal 2008 or formerly, an officer or employee of ours or any of our subsidiaries. None of our executive officers serves as a director or member of the compensation committee of any other entity that has one or more executive officers serving as one of our directors or as a member of our Compensation Committee.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers and employees, including our principal executive officer and principal financial and accounting officer. Our Code of Conduct is available on the “Investor Relations” section of our website at www.allionhealthcare.com.

DIRECTOR COMPENSATION

Directors who are employees or affiliates of ours have not received any compensation for their services as a director, other than John Pappajohn, a former director who was deemed an affiliate during his period of service on the Board of Directors, and Mr. Fichera, who served as a director until June 24, 2008 and was deemed independent until he was appointed as Senior Vice President and Chief Financial Officer effective June 1, 2008. His compensation for his services as a director received prior to his appointment as an executive officer of the Company is reported in the “All Other Compensation” column of the Summary Compensation Table under “Management,” below. Mr. Moran has not been compensated for his services as a director.

The following table sets forth the compensation paid by the Company to the non-employee directors for all services in all capacities during the fiscal year ended December 31, 2008.

Director Compensation Table for Fiscal Year 2008

	Fees
	Earned
	or Paid	Stock
	in Cash	Awards	Total
Name	($)(1)	($)(2)	($)

Flint D. Besecker(3)	14,125	18,747	32,872
Gary P. Carpenter	17,250	18,747	35,997
Willard T. Derr	14,000	18,747	32,747
William R. Miller, IV	12,750	18,747	31,497
Kevin D. Stepanuk	12,750	18,747	31,497
John Pappajohn(4)	3,000	—	3,000
Derace Schaffer, M.D(4)	3,000	—	3,000
Harvey Z. Werblowsky, Esq.(3)	4,250	—	4,250

(1)	Reflects the sum of the basic annual retainer, committee retainer, meeting fees and committee service fees earned by each director for fiscal year 2008.

(2)	Reflects the dollar amount recognized by the Company in fiscal 2008 for financial statement reporting purposes for restricted stock awards, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair value of these awards and the amounts expensed in 2008 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, which we refer to as FAS 123R. Please refer to Note 2 to our Consolidated Financial Statements in our Form 10-K, filed with the Securities and Exchange Commission, or the SEC, on March 9, 2009, for a summary of the assumptions used to calculate the fair value of the restricted stock awards. On November 3, 2008, each non-employee director was granted 7,009 shares of restricted stock, which comprised the total number of stock awards held by each non-employee director as of December 31, 2008. The grant date fair value of these restricted stock awards, based upon the $4.28 closing stock price of Allion’s common stock on November 3, 2008, was $29,999 per director grant. The non-employee directors did not hold any stock options as of December 31, 2008.

(3)	Mr. Werblowsky retired from the Board of Directors on August 4, 2008. Mr. Besecker was elected by the Board of Directors to serve as a director in the vacancy created by Mr. Werblowsky’s retirement.

(4)	Mr. Pappajohn and Dr. Schaffer retired from the Board of Directors on June 24, 2008.

2008 Director Compensation

Until the fourth quarter of 2008, the following comprised our compensation program for our non-employee directors:

•	$1,500 for each regular Board meeting attended in person;

•	$750 for each regular Board meeting attended by telephone;

•	$2,500 annual retainer for the chairperson of the Audit Committee and the chairperson of the Compensation Committee; and

•	$1,000 for each specially called meeting of the Board of Directors attended in person or $500 for attendance by telephone.

Historically, we also granted each of our non-employee directors, as compensation for their initial term serving on our Board of Directors, options to purchase 50,000 shares of common stock pursuant to our 1998 Stock Option Plan and 2002 Stock Incentive Plan. However, in 2008 none of our non-employee directors received this initial grant. We also reimbursed all of our directors for expenses incurred in connection with attending meetings.

On November 3, 2008, the Board of Directors approved a new compensation policy for the non-employee directors comprised of the following:

•	$40,000 annual retainer for each director, paid quarterly in arrears;

•	$3,500 annual retainer for each non-chair member of the Audit and Compensation Committees and for each member of the Nominating and Corporate Governance Committee;

•	$10,000 annual retainer for the chairperson of the Audit Committee;

•	$7,000 annual retainer for the chairperson of the Compensation Committee; and

•	an annual grant of restricted stock valued at $30,000, with the number of shares calculated based on the closing price of Allion common stock on the date of grant, with fifty percent vested immediately and fifty percent vesting upon the earlier of the one-year anniversary of the grant date or the next annual stockholders’ meeting.

Pursuant to our new director compensation plan, on November 3, 2008, we granted each non-employee director a restricted stock award of 7,009 shares, which vests as described above.

MANAGEMENT

Executive Officers

Name	Age	Position

Michael P. Moran	48	Chairman of the Board, President and Chief Executive Officer
Russell J. Fichera	56	Senior Vice President and Chief Financial Officer
Stephen A. Maggio	59	Secretary, Treasurer and Director of Finance
Robert E. Fleckenstein, R.Ph.	55	Vice President, Pharmacy Operations
Anthony D. Luna	40	Vice President, HIV Sales

Michael P. Moran has served as our Chairman, Chief Executive officer and President and as a member of our Board of Directors since 1997. Please refer to the biography of Mr. Moran provided under “Election of Directors — Information Regarding Nominees for Director,” above.

Russell J. Fichera was appointed as our Senior Vice President and Chief Financial Officer, effective June 1, 2008. Mr. Fichera had served as one of our directors since May 2006 and had served as the chairperson of the Audit Committee since August 2006. Mr. Fichera began his professional career with the public accounting firm of Arthur Andersen & Co and has over 20 years of experience in healthcare. From 2003 to 2008, he served as Chief Financial Officer of EnduraCare Therapy Management, a national provider of contract rehabilitation services to skilled nursing facilities and hospitals. From 2001 to 2003, he served as Chief Financial Officer of Advanced Care Solutions, Inc., a start-up healthcare services business. From 1999 to 2001, he served as the Chief Financial Officer of American Pharmaceutical Services, or APS, a national provider of institutional pharmacy services. From 1997 to 1999, he served as Chief Financial Officer of Prism Rehab Systems, or PRS, a national provider of contract rehabilitation services to skilled nursing facilities. Both APS and PRS were divisions of Mariner Post-Acute Network, Inc. From 1995 to 1997, he served as Chief Financial Officer of Prism Health Group, a privately held therapy program management firm. Mr. Fichera is a certified public accountant and a member of the Massachusetts Society of Certified Public Accountants and the American Institute of CPAs. Mr. Fichera received his B.S. in Accounting from Bentley College.

Stephen A. Maggio has served as our Secretary and Treasurer since July 2007, and Director of Finance since January 2005. From July 2007 to June 2008, he also served as our Interim Chief Financial Officer. Mr. Maggio served as a consultant to the Company from November 2004 to January 2005. From 2003 to November 2004, Mr. Maggio owned and operated a franchise business. Prior to that, Mr. Maggio served as Vice President, Chief Financial Officer for Dunhill Staffing Systems, Inc. from 2002 to 2003. From 2001 to 2002, he served as Chief Financial Officer of Temporaries Inc., and from 2000 to 2001, he served as Vice President of Finance for White Amber, Inc. From 1994 to 2000, he served as Vice President of Finance for Randstad North America (formerly Accustaff Inc. and Career Horizons, Inc.). Mr. Maggio received his B.S. in Accounting from Fordham University. He is a certified public accountant and a member of the New York State Society of CPAs and the American Institute of CPAs.

Robert E. Fleckenstein, R.Ph. has served as our Vice President, Pharmacy Operations since December 2003. He has also served as our Corporate Compliance Officer since June 2005. Mr. Fleckenstein has held positions in pharmacy management for 20 years, with over 10 of those years in specialty pharmacy. In 2003, he served as Account Manager for US Oncology, Inc. From 2000 to 2002, Mr. Fleckenstein served as Vice President of Operations for CVS ProCare at its Pittsburgh distribution center. From 1997 to 2000, he served as Director of Pharmacy Services for Stadtlanders Drug Company. Prior to 1997, Mr. Fleckenstein held various management level positions in specialty and hospital pharmacy companies. Mr. Fleckenstein received his B.S. in Pharmacy from the University of Pittsburgh and his MBA from the Katz Graduate School of Business at the University of Pittsburgh.

Anthony D. Luna has served as our Vice President, HIV Sales since January 2007. From March 2006 to January 2007, Mr. Luna was our Vice President, Oris Health Inc. From November 2004 to March 2006, Mr. Luna was the Director of Sales, Western Region with our Company. Mr. Luna has held positions in the healthcare industry for more than 16 years, with over 12 of those years in specialty pharmacy. From 1996 until 2004, Mr. Luna served in roles of increasing responsibility, including Vice President of Sales and Marketing and Vice President of Corporate Programs for Modern Healthcare, Inc., a specialty pharmacy. Prior to 1996, Mr. Luna held various positions in patient advocacy and community outreach for various specialty pharmacy and other healthcare companies. Mr. Luna received his master’s degree in Psychology from Pepperdine University and his B.S. in Psychology from California State University Long Beach.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors is responsible for determining our executive compensation policies, developing compensation incentive plans and programs, reviewing and approving the compensation of our executive officers and making grants of equity awards. For purposes of this compensation discussion and analysis, we refer to the Compensation Committee as the “Committee.” In the paragraphs that follow, we will give an overview and analysis of the compensation that we paid to our named executive officers in 2008 and how it relates to our compensation program and policies. In 2008, our named executive officers were:

•	Michael P. Moran, Chairman, Principal Executive Officer and President;

•	Russell J. Fichera, Principal Financial Officer;

•	Robert E. Fleckenstein, R.Ph., Vice President, Pharmacy Operations;

•	Anthony D. Luna, Vice President, HIV Sales; and

•	Stephen A. Maggio, Director of Finance, Interim Principal Financial Officer, Secretary and Treasurer.

Executive Summary.  The following provides a brief overview of the more detailed information provided in this Compensation Discussion and Analysis relating to executive compensation for 2008.

•	We provide our named executive officers with cash compensation in the form of base salary and annual cash bonuses.

•	Our named executive officers did not receive any grants of equity awards in 2008.

•	The only perquisites that we presently offer to our named executive officers are automobile allowances and, with respect to Mr. Fichera, reimbursements of commuting expenses.

•	Each of our named executive officers has an employment agreement with the Company that provides for severance benefits upon certain terminations of employment.

•	We do not offer pension or deferred compensation benefits to our named executive officers.

Philosophy and Objectives.  Our compensation philosophy is to maintain competitive compensation levels in order to attract, retain and reward executives who bring valuable experience and skills to the Company and who are enthusiastic about the Company’s mission in servicing individuals with chronic diseases. The objective of our compensation program is to motivate our executives to achieve our overall business goals, which are to increase revenue, net income and cash flow and achieve positive EBITDA (earnings before interest, taxes, depreciation and amortization). We also reward superior performance through the use of discretionary bonuses. By evaluating compensation in light of individual and company performance, we endeavor to ensure that our compensation program is perceived as fundamentally fair to all stockholders. Finally, we seek to closely align our executive officers’ interests with those of our stockholders by including as an element of our compensation long-term incentives in the form of stock options and phantom stock units, both of which derive their value based on the price of our common stock.

Setting Executive Compensation and the Role of Executive Officers in Compensation Decisions.  Our CEO reviews the performance of each executive officer who reports directly to him and makes a subjective evaluation of each executive officer’s contributions to our growth and financial performance. Our CEO presents his conclusions and recommendations regarding salary adjustments, bonus amounts, and/or equity awards to the Committee for its review and approval. The Committee has sole discretion to modify any recommended adjustments or awards. The Committee determines our CEO’s compensation by assessing his individual performance and his contribution to the growth and financial performance of the Company.

Our named executive officers do not have pre-established individual performance goals. In assessing an executive officer’s contribution to the Company, the Committee considers numerous factors, such as the Company’s growth and financial performance, which is reflected in such financial measures as revenue and EBITDA, the executive’s role in driving such growth and performance, and the executive’s responsibilities in fulfilling strategic initiatives, such as raising capital, completing acquisitions, sales initiatives and reimbursement programs. We also seek to reward teamwork and contributions to the Company’s culture. We do not have a formula for allocating between cash and non-cash compensation or short and long-term compensation.

The Committee’s evaluation of these elements of corporate and individual performance and decisions regarding executive compensation largely is subjective, based upon the Committee’s experience and understanding of our industry. We did not engage a consultant related to executive or director compensation paid in 2008. As noted below under “Material Changes to 2009 Compensation Program,” however, the Committee engaged a compensation consultant in October 2008 to provide analysis and recommendations for certain compensation decisions affecting 2009 compensation.

Elements of 2008 Executive Compensation Program

In 2008, the two primary elements that comprised our executive compensation program were base salary and discretionary cash bonuses. Our named executive officers also receive health, disability and life insurance benefits similar to all employees and certain limited perquisites.

Base Salary.  Base salaries compensate our executives for their day-to-day responsibilities and commitment to their roles in the Company. The Committee determines the initial base salary for each of our named executive officers by evaluating the responsibilities of the position, the individual’s experience, and his or her other qualifications in light of the Company’s compensation philosophy described above. The Committee does not apply a specific formula in setting an executive officer’s base salary, and we do not seek to maintain salary at a certain percentage of total compensation. The Committee reviews salaries on an annual basis and determines whether adjustments are necessary based on a subjective assessment of the executive officer’s individual performance, the nature of the position (including any changes in the executive’s responsibilities), the executive’s contribution to the Company’s corporate performance, the executive’s experience and tenure, and changes in the Company’s size and operations. The Committee approves all changes to executive officers’ salaries. In 2008, the Committee determined not to increase base salaries from 2007 levels for Messrs. Moran, Maggio, Fleckenstein and Luna.

Mr. Fichera became our CFO on June 1, 2008. In determining his initial base salary, the Committee considered his experience and qualifications related to the CFO position, as well as the base salary paid to our former CFO. In addition, the Committee endeavored to award a base salary that would reflect both our commitment in retaining Mr. Fichera, as well as reflect his responsibilities as CFO.

Bonus.  We pay discretionary bonuses to reward superior performance. We do not have a formal bonus program, and bonuses, if any, are not based on pre-established corporate or individual performance goals. Instead, the Committee reserves the right to award discretionary bonuses based upon a subjective assessment of an executive officer’s performance, as well as the overall performance of the Company. Bonuses may also be awarded for strategic transactions (such as acquisitions or partnerships), financing transactions or other significant contributions that benefit the Company. Pursuant to their employment agreements, the named executive officers may receive discretionary bonus amounts of up to 40% of their base salary.

The Committee has approved discretionary bonuses to our named executive officers for their service during 2008. In June 2008, Mr. Fichera received a starting bonus of $100,000. In July 2008, each of Messrs. Moran and Maggio received a bonus in the amount of $140,000 and $35,000, respectively, in recognition of their performance in the acquisition of Biomed America, Inc. Based on a subjective review of their performance over the 2008 fiscal year, in March 2009, Messrs. Fleckenstein and Luna received a bonus in the amount of $72,000 and $80,000, respectively.

Stock Options.  In prior years, stock options have comprised an element of our compensation program because they align the interests of executives with those of our stockholders. The vesting requirement of stock options also provides a strong retentive element while keeping management focused on creating stockholder value. Stock options typically are granted to executive officers: (i) upon initial employment, (ii) upon promotion to a new, higher position that entails increased responsibilities and accountability, (iii) for recognition of superior performance, or (iv) to provide an incentive for continued service with the Company. Historically, determinations as to the number of options granted to our executives were based on an overall pool of options to be made available to all employees and were generally allocated to employees based on compensation, performance and classification within the organization. In 2008, we did not grant any stock options to our named executive officers.

While we do not have a formal grant policy, historically we have not timed the grant of equity awards to coincide with, precede or follow the release of material non-public information.

Other Compensation Arrangements

Employment Agreements and Severance Benefits.  We are party to an employment agreement with each of our named executive officers that provides severance benefits upon the executive’s termination of employment. The severance provisions are designed to promote stability and continuity of senior management by focusing their attention on our growth and development. In determining the appropriate severance amounts, the Committee sought to reach a middle ground to protect both the Company and the executive. The Committee believes that the amount of severance provided to each executive officer will allow such executive sufficient time to find alternative employment. In addition, the Committee believes that the severance adequately balances our interest in retaining the executive and the executive’s interest in maintaining protection in the event of a termination of employment.

On December 31, 2008, we entered into an amended and restated employment agreement with each of our named executive officers, which contain non-substantive revisions necessary to comply with Section 409A of the Internal Revenue Code, or the Code, as well as changes to the form of certain severance and disability payments to provide for lump sum payments rather than installments, and certain changes to the “good reason” definition to bring it within the safe-harbor definition of such term as contained in the final regulation under Section 409A. The terms of post-employment compensation and benefits under the agreements are described in further detail under the heading, “Potential Payments Upon Termination or Change in Control” below.

Perquisites.  We provide limited perquisites to our named executive officers. In 2008, each of our named executive officers received a monthly automobile allowance (ranging from $600 to $995 per month). We also reimburse Mr. Fichera for his commuting expenses from his home in Massachusetts to our offices, as required by his employment agreement. Additionally, we provide Mr. Fichera with a gross-up of taxes due as a result of these commuting expenses that were deemed to be taxable income. We did not provide any other perquisites or other benefits to any of our named executive officers in 2008. We do not provide special pension arrangements, deferred compensation plans, post-retirement health coverage, or similar benefits to our executives or employees.

Material Changes to 2009 Compensation Program

In October 2008, the Compensation Committee engaged a compensation consultant, Watson Wyatt, to review the compensation levels of our CEO. Watson Wyatt evaluated the total compensation of our CEO against the following 14 public peer companies:

PharMerica Corporation	Corvel Corporation
BioScrip, Inc.	American HomePatient, Inc.
inVentive Health, Inc.	Bio-Reference Laboratories, Inc.
Amedisys, Inc.	Continucare Corporation
Healthways, Inc.	Arcadia Resources, Inc.
America Service Group Inc.	IntegraMed America, Inc.
Odyssey HealthCare, Inc.	Almost Family, Inc.

The peer group companies were selected based on industry sector (health care services, health care distribution and managed care), annual revenues ($132.0 million to $1.2 billion) and market capitalization ($5.0 million to $1.3 billion). The study concluded our CEO’s total direct compensation was the lowest in comparison to the peer group. In connection with such review, the consultant recommended that we grant Mr. Moran a long-term phantom equity award to provide a strong retentive component to his current compensation package and to further align his interest with those of our stockholders. The phantom equity awards provide a close link to the interests of our stockholders because the value of such awards is tied to the price of our common stock.

The Committee decided that it was in the best interest of the Company and its stockholders to grant phantom equity awards to Mr. Moran, as well as each of our other named executive officers. On February 4, 2009, the Committee granted cash-settled phantom stock units to each of our named executive officers, which represent the right to earn, on a one-for-one basis, a cash amount equivalent to the value, as of the vesting date, of an equivalent number of shares of our common stock. The phantom stock units vest and pay out in cash on the tenth anniversary of the grant date, provided the executive is still employed by the Company. The phantom stock units will also accelerate vesting and pay out as follows: (i) in full upon a change in control of the Company, (ii) as to a prorata number of phantom stock units, calculated as if the phantom stock units had vested on a monthly basis, upon the executive’s termination of employment by the Company without cause or by the executive for good reason, or (iii) as to the full number of phantom stock units if a change in control of the Company occurs within six months following such termination of employment.

In addition, pursuant to the terms of the phantom stock units, we will provide the executive with a tax gross-up payment to cover any excise tax liability he may incur as a result of any payments or benefits, whether paid pursuant to the terms of the phantom stock units or otherwise, that may be deemed “golden parachute” payments under Section 280G of the Internal Revenue Code. This tax gross-up payment, if applicable, ensures that the executive will recognize the intended value of the award, in addition to any severance, if applicable, in the event of a change in control of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement for the 2009 Annual Meeting of Stockholders for filing with the SEC.

By the Compensation Committee of the Board of Directors:

Flint D. Besecker, Chairperson
Gary P. Carpenter
William R. Miller

The foregoing Report of the Compensation Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the SEC or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this Compensation Committee Report by reference in any of those filings.

Summary Compensation

The following tables set forth all compensation earned by our named executive officers for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006. The columns for Stock Awards, Non-Equity Incentive Plan Compensation, and Change in Pension Value and Nonqualified Deferred Compensation Earnings have been excluded because none of these compensation elements were earned by or provided to any of our named executive officers in any of the presented periods.

Summary Compensation Table

					All Other
Name and		Salary	Bonus	Option Awards	Compensation	Total
Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)

Michael P. Moran	2008	350,000	140,000	42,900	9,600	542,500
Chairman, Principal Executive	2007	350,000	140,000	42,900	9,600	542,500
Officer and President	2006	273,077	—	21,808	2,400	297,285
Russell J. Fichera(4)	2008	167,308	100,000	—	85,158	352,466
Principal Financial Officer and Senior Vice President
Robert E. Fleckenstein, R. PH.	2008	180,000	72,000	22,984	9,600	284,584
Vice President, Pharmacy Operations	2007	143,077	47,500	27,952	4,310	222,839
	2006	130,000	35,000	25,657	—	190,657
Anthony D. Luna	2008	200,000	80,000	23,690	9,600	313,290
Vice President, HIV Sales	2007	185,577	20,000	27,101	8,277	240,955
	2006	162,308	—	21,053	7,200	190,561
Stephen A. Maggio(5)	2008	160,000	35,000	11,266	—	206,266
Interim Principal Financial	2007	144,142	10,000	11,640	—	165,782
Officer, Secretary, Treasurer	2006	130,000	5,000	10,580	—	145,580
and Director of Finance

(1)	Figures shown in the salary column of this table reflect the amount earned by our named executive officers during the fiscal year, not such officers’ rate of pay for the indicated fiscal year. Rates may be higher than the amounts shown due to mid-year salary adjustments.

(2)	Represents the dollar amount recognized by the Company in fiscal years 2008, 2007 and 2006 for financial statement reporting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair value of these awards and the amounts expensed were determined in accordance with FAS 123R. Please refer to Note 2 to our Consolidated Financial Statements in our Form 10-K, filed with the SEC, on March 9, 2009, for a summary of the assumptions used in the Black-Scholes model to calculate the fair value of the option awards. The options for which expense is shown in this table include options granted in the given year as well as options granted in prior years for which we continued to recognize expense in such year. We did not grant any option awards to our named executive officers in 2008 and 2007.

(3) Amounts included in this column for 2008 are reflected in the following table:

	Moran	Fichera	Fleckenstein	Luna	Maggio

Commuting Expenses	—	41,556	—	—	—
Reimbursement of Taxes	—	32,387	—	—	—
Automobile Allowance	9,600	6,965	9,600	9,600	—
Director Compensation(a)	—	4,250	—	—	—
Total	9,600	85,158	9,600	9,600	—

(a)	Mr. Fichera received compensation for his services as a director of the Company prior to his appointment as Chief Financial Officer effective as of June 1, 2008, as follows: fees earned or paid in cash, $4,250.

(4)	Mr. Fichera was appointed Chief Financial Officer effective as of June 1, 2008.

(5)	Mr. Maggio has served as the Director of Finance since January 2005 and as Secretary and Treasurer since July 2007. He served as Interim Principal Financial Officer from July 2007 through May 2008.

Grants of Plan-Based Awards in Fiscal Year 2008

During the fiscal year ended December 31, 2008, our named executive officers did not receive any grants of plan-based awards.

Material Terms of Compensation Paid in 2008

Employment Agreements

We maintain employment agreements with each of our named executive officers. The agreements provide for base salaries in the following amounts subject to increases from time to time in the sole discretion of the Committee: Mr. Moran, $350,000; Mr. Fichera, $300,000; Mr. Fleckenstein, $180,000; Mr. Luna, $200,000; and Mr. Maggio $160,000.

The employment agreements provide that the executives may be awarded performance bonuses on an annual basis as determined by the Board of Directors or Committee. Nonetheless, the bonus for any year cannot exceed 40% of the executive’s base salary for that year. For a description of the bonuses paid in 2008, see “Compensation Discussion and Analysis,” above. The executives are also entitled to participate in any employee benefit plans that we may from time to time have in effect for all or most of our senior executives. We will also provide Messrs. Moran, Fichera, Fleckenstein and Luna with a monthly automobile allowance.

The employment agreements with Messrs. Moran and Fichera provide for an initial term of one year and automatic renewal for successive one-year periods unless notice of non-renewal is provided in writing by either party at least 90 days before the end of the then-current term. The employment agreements with Messrs. Fleckenstein, Luna and Maggio provide for a term of two years.

In addition, Mr. Fichera is entitled to reimbursement of travel and living expenses incurred by him in commuting from his residence in Massachusetts to Melville, New York or any other location where our offices are moved. If at any time reimbursement for such expenses is characterized by the IRS as compensation to Mr. Fichera, we will pay him an additional amount equal to the tax paid by Mr. Fichera on such reimbursement, so that the amount retained by Mr. Fichera after payment of taxes on such reimbursement equaled the tax imposed on the reimbursement. Furthermore, if Mr. Fichera relocates his residence at any time, he will be reimbursed for such relocation expenses.

On December 31, 2008, we entered into an amended and restated employment agreement with each of our named executive officers. Such agreements contain non-substantive revisions that were necessary for documentary compliance with Section 409A of the Code, as well as changes to the form of certain severance and disability payments to provide for lump sum payments rather than installments, and certain changes to the “good reason” definition to bring it within the safe-harbor definition of such term as contained in the final regulations of Code Section 409A. The terms of post-employment compensation and benefits under the agreements are described in further detail under the heading, “Potential Payments Upon Termination or Change in Control” below.

Outstanding Equity Awards at 2008 Fiscal Year End Table

The following table presents information on outstanding option awards held by our named executive officers at December 31, 2008, including the number of securities underlying both exercisable and unexercisable portions of unexercised stock options, as well as the exercise price and expiration date of each outstanding option grant.

	Option Awards
	Number of
	Securities		Number of
	Underlying		Securities
	Unexercised		Underlying
	Options		Unexercised	Option	Option
	(#)		Options (#)	Exercise	Expiration
Name	Exercisable		Unexercisable	Price ($)	Date

Michael P. Moran	50,000	(1)	—	0.18	02/01/09
	100,000	(2)	—	1.00	01/11/10
	50,000	(3)	—	3.50	07/01/12
	20,000	(4)	30,000 (4)	8.11	06/28/16
Russell J. Fichera	—		—	—	—
Stephen A. Maggio	11,250	(5)	—	6.26	12/22/14
	4,000	(4)	6,000 (4)	8.11	06/28/16
Robert E. Fleckenstein, R.Ph.	37,500	(6)	—	6.00	05/18/14
	10,000	(4)	15,000 (4)	8.11	06/28/16
Anthony D. Luna	18,750	(7)	—	6.25	11/03/14
	10,000	(4)	15,000 (4)	8.11	06/28/16

(1)	Reflects awards of time-vesting stock options granted under the 1998 Stock Incentive Plan, which we refer to as the 1998 Plan, which vested on February 1, 2001.

(2)	Reflects awards of time-vesting stock options granted under the 1998 Plan, which vested on January 11, 2003.

(3)	Reflects awards of time-vesting stock options granted under the 2002 Stock Incentive Plan, which we refer to as the 2002 Plan, which vested on July 1, 2005.

(4)	Reflects awards of time-vesting stock options granted under the 2002 Plan, which vest as to 20% of the options on each of June 28, 2007, June 28, 2008, June 28, 2009, June 28, 2010, and June 28, 2011.

(5)	Reflects awards of time-vesting stock options granted under the 2002 Plan, which vested as to 25% of the options on each of December 22, 2005, December 22, 2006, December 23, 2007, and December 23, 2008.

(6)	Reflects awards of time-vesting stock options granted under the 2002 Plan, which vested as to 25% of the options on each of May 18, 2005, May 18, 2006, May 18, 2007, and May 18, 2008.

(7)	Reflects awards of time-vesting stock options granted under the 2002 Plan, which vested as to 25% of the options on each of November 3, 2005, November 3, 2006, November 3, 2007, and November 3, 2008.

Option Exercises and Stock Vested in Fiscal Year 2008

This table summarizes the number of shares acquired and the value realized upon the exercise of option awards during 2008. Our named executive officers did not hold any stock awards during 2008.

Option Awards
Number of Shares
	Acquired on	Value Realized on
	Exercise	Exercise
Name	(#)	($)(1)

Michael P. Moran	255,000	1,505,775
Russell J. Fichera	—	—
Stephen A. Maggio	—	—
Robert E. Fleckenstein, R.Ph.	—	—
Anthony D. Luna	—	—

(1)	Represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. Mr. Moran exercised a portion of his vested options granted in February 1999 with an option exercise price of $0.175 per share.

Pension Benefits and Nonqualified Deferred Compensation

We do not maintain a pension plan or a nonqualified deferred compensation plan.

Potential Payments Upon Termination Or Change In Control

Payments Made Upon Termination

Regardless of the manner in which any named executive officer’s employment terminates, he will be entitled to receive:

•	accrued but unpaid salary;

•	cash in lieu of any accrued but unused vacation;

•	any benefits accrued or payable to the executive under our benefit plans (in accordance with the terms of such benefit plans); and

•	90 days to exercise any vested portion of shares granted under our stock-based compensation program if the executive terminates employment for any reason other than by death or disability, or one year if the executive terminates employment by reason of death or disability. The 2002 Plan provides that options will lapse immediately if the executive’s employment is terminated by us for cause.

We refer to these collectively as the Accrued Benefits.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, our named executive officers will also receive benefits under our disability plan or payments under our life insurance plan, as appropriate.

Payment Provisions under Amended and Restated Employment Agreements with Messrs. Moran and Fichera

Pursuant to the amended and restated employment agreements with Messrs. Moran and Fichera, other payments or benefits may be made upon termination, as outlined below.

Termination by Allion for Cause, by the Executive without Good Reason, Death, or Notice of Non-renewal by the Executive.  If we terminate the executive’s employment for Cause (as defined in the agreements), if the executive terminates his employment without Good Reason (as defined in the agreements), or if the executive provides us with notice of non-renewal, the executive is entitled to the Accrued Benefits. Upon payment or provision of the above Accrued Benefits, we have no further obligations to the executive under his agreement.

Termination by the Executive for Good Reason, by Allion Without Cause, or Notice of Non-renewal by Allion.  If the executive terminates his employment with us for Good Reason or if we terminate the executive’s employment without Cause, or if we terminate the executive’s employment by reason of having delivered a notice of non-renewal, the executive is entitled to:

•	the Accrued Benefits;

•	a lump sum payment equal to the salary that would have been paid to him if there had been no termination through the expiration of the then-current term;

•	a lump sum payment of $350,000, in the case of Mr. Moran, and equal to 140% of his salary in effect on the termination date, in the case of Mr. Fichera;

•	continuation of group health plan benefits, in the case of Mr. Moran, during the period he is entitled to COBRA if he has not become eligible for health insurance pursuant to other employment, and, in the case of Mr. Fichera, for a period of one year or until he becomes eligible for health insurance pursuant to other employment, whichever is earlier; and

•	in the case of Mr. Fichera, accelerated vesting of all options.

Disability.  If the executive is physically or mentally disabled so as to be unable to perform substantially all of the essential functions of the executive’s then-existing position or positions under the employment agreement with or without reasonable accommodation, the Board of Directors may remove the executive from any responsibilities and/or reassign the executive to another position with the Company for the remainder of the term or during the period of such disability. Notwithstanding any such removal or reassignment, the executive will continue to be employed by us and shall receive a lump sum payment equal to the lesser of (i) the salary and bonus he would have earned though the date that is six months after the onset of the disability or (ii) the salary and bonus he would have earned through the termination of the then-current term. At the end of the period described in the previous sentence, his employment will terminate and the executive will be entitled only to the Accrued Benefits. There are no additional severance payments or benefits payable upon a termination by reason of disability.

Death.  In the event of their death, the executives are entitled to the Accrued Benefits. Mr. Fichera’s estate also is entitled to a pro-rated performance bonus for the year in which his employment was terminated.

Payment Provisions under Amended and Restated Employment Agreements with Messrs. Fleckenstein, Luna and Maggio

Pursuant to the amended and restated employment agreements with Messrs. Fleckenstein, Luna and Maggio, payments or benefits may be made upon termination as outlined below.

Termination by Allion for Cause, by the Executive without Good Reason or Death.  Upon a termination by us for Cause (as defined in the agreements), by the executive without Good Reason (as defined in the agreements) or upon the executive’s death, the executive is entitled to receive the Accrued Benefits.

Termination by the Executive for Good Reason or by Allion Without Cause.  Upon a termination by the executive for Good Reason within 90 days after the occurrence of an uncured event of Good Reason or by us without Cause including any such termination that occurs within 12 months following a Change in Control, the executive is entitled to receive:

•	the Accrued Benefits;

•	a lump sum payment equal to the salary that would have been paid to him as if there had been no termination for one year;

•	accelerated vesting of all options; and

•	continuation of group health plan benefits for a period of one year or until the executive becomes eligible for health insurance pursuant to other employment, whichever is earlier.

Disability.  If the executive becomes disabled, the Board of Directors may remove the executive from any responsibilities and/or reassign the executive to another position with the Company for the remainder of the term or during the period of such disability. Notwithstanding any such removal or reassignment, the executive will continue to be employed by us and shall receive a lump sum payment equal to the lesser of (i) the salary and bonus he would have earned though the date that is six months after the onset of the disability or (ii) the salary and bonus he would have earned through the termination of the then-current term. At the end of the period described in the previous sentence, his employment will terminate and the executive will be entitled only to the Accrued Benefits. There are no additional severance payments or benefits payable upon a termination by reason of disability.

Definition of Cause and Good Reason

For purposes of the employment agreements with our named executive officers, “Cause” generally means the executive’s

•	failure to perform his duties for the Company, including without limitation, his failure to follow the directives of the Board of Directors, or any other material breach by the executive of the agreement;

•	breach of the restrictive covenants;

•	fraud or theft;

•	conviction of a felony, or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or a plea of nolo contendere thereto; or

•	engaging in reckless behavior or willful misconduct with respect to the Company or its business or assets that has had or is reasonably likely to have a material adverse effect on the Company or its business or assets.

For purposes of the employment agreements with our named executive officers, “Good Reason” generally means the occurrence of any of the following events:

•	any material diminution in the nature or scope of the executive’s authorities, powers, functions, responsibilities or duties;

•	any material reduction in the amount of the executive’s base salary;

•	any material breach by the Company or its successors of any other provision of the employment agreement;

•	relocation of the executive’s principal place of employment; or

•	with respect to Messrs. Moran and Fichera, any material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report, including a requirement that Mr. Moran report to a corporate officer or employee instead of reporting directly to the Board of Directors or that Mr. Fichera report to a corporate officer or employee other than the CEO.

Restrictive Covenants

Pursuant to the amended and restated employment agreements, the named executive officers are subject to confidentiality provisions during the term of employment with the Company and after termination of employment. Additionally, the named executive officers are subject to certain non-compete and non-solicitation obligations during the term of employment with the Company and for a one-year period following termination of employment. Notwithstanding the foregoing, if the employment agreement is terminated by the Company without Cause or by the executive for Good Reason, or, additionally for Messrs. Moran and Fichera, if employment is terminated after delivery of a notice of non-renewal of the employment agreement, the executive will no longer be bound by the non-competition restrictions.

Potential Payments upon Termination of Employment

The tables below reflect the approximate amount of compensation payable to each of our named executive officers in the event of termination of such executive’s employment. The amounts shown assume that such termination was effective as of December 31, 2008. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company. The amounts in the table exclude accrued but unpaid accrued benefits and distributions under our 401(k) retirement plan, which is generally available to all of our salaried employees. The amounts in the table also exclude the value of equity awards that were vested by their terms on December 31, 2008.

	Termination by the		Termination by the
	Executive for Good		Company for Cause,
	Reason, by the		by the Executive
	Company without		without Good
	Cause, or Notice of		Reason, or Notice
	Non-Renewal by the		of Non-Renewal by
	Company		the Executive	Disability		Death

Michael P. Moran
Cash Severance	$262,500	(1)	—	$170,580	(3)	—
Lump Sum Payment	$350,000	(2)	—	—		—
COBRA Premiums(4)	$9,079		—	—		—
Value of accelerated unvested options(5)	—		—	—		—
Death Benefit(6)	—		—	—		$350,000
Total	$621,579		$0	$170,580		$350,000
Russell J. Fichera
Cash Severance	$125,000	(1)	—	$145,580	(3)	—
Lump Sum Payment	$420,000	(2)	—	—		—
COBRA Premiums(4)	$15,116		—	—		—
Value of accelerated unvested options(5)	—		—	—		—
Death Benefit(6)	—		—	—		$420,000
Total	$560,116		$0	$145,580		$420,000
Robert E. Fleckenstein
Cash Severance	$180,000	(1)	—	$85,580	(3)	—
COBRA Premiums(4)	$16,257		—	—		—
Value of accelerated unvested options(5)	—		—	—		—
Death Benefit(6)	—		—	—		$180,000
Total	$196,257		$0	$85,580		$180,000
Anthony D. Luna
Cash Severance	$200,000	(1)	—	$95,580	(3)	—
COBRA Premiums(4)	$11,012		—	—		—
Value of accelerated unvested options(5)	—		—	—		—
Death Benefit(6)	—		—	—		$200,000
Total	$211,012		$0	$95,580		$200,000
Stephen A. Maggio
Cash Severance	$160,000	(1)	—	$75,580	(3)	—
COBRA Premiums(4)	$22,280		—	—		—
Value of accelerated unvested options(5)	—		—	—		—
Death Benefit(6)	—		—	—		$160,000
Total	$182,280		$0	$75,580		$160,000

(1)	For Messrs. Moran and Fichera, reflects a lump sum payment equal to his base salary through the expiration of the current term, and assumes the current term will expire on October 1, 2009 and June 1, 2009, respectively. For Messrs. Fleckenstein, Luna and Maggio, reflects a lump sum payment equal to their current base salary.

(2)	Reflects a lump sum payment of $350,000, in the case of Mr. Moran and equal to 140% of his salary in effect on the termination date, in the case of Mr. Fichera.

(3)	Represents a lump sum payment equal to the lesser of (i) the salary and bonus he would have earned though the date that is six months after the onset of the disability or (ii) the salary and bonus he would have earned through the termination of the then-current term.

(4)	Reflects the present value of maximum monthly premiums, which assumes the maximum monthly premiums payable by us and that the executive does not become employed prior to the end of the COBRA eligibility period.

(5)	Reflects the value of accelerated vesting of the executive’s stock options, and assumes that the Compensation Committee accelerates the vesting of Mr. Moran’s outstanding unvested stock options, using the closing price of our common stock on December 31, 2008, which was $4.12. For purposes of this calculation, outstanding unvested options having an exercise price greater than the closing price of our common stock on such date have a value of $0.

(6)	Upon the executive’s death, the executive’s beneficiaries will receive a death benefit pursuant to the life insurance coverage equal to one year’s salary and, in the case of Mr. Fichera, a pro rated bonus for 2008.

Potential Payments upon a Change in Control

Pursuant to their employment agreements, outstanding unvested stock options held by each named executive officer, other than Mr. Moran, will automatically vest upon the occurrence of a change in control. Mr. Moran’s outstanding unvested stock options are subject to vesting at the discretion of the Compensation Committee. Other than the acceleration of their stock options, our named executive officers would not receive any payment upon the occurrence of a change in control absent a termination of employment, as described above.

Each of our named executive officers’ outstanding unvested stock options has an exercise price of greater than $4.12, which was the closing price of our common stock on December 31, 2008. For purposes of this calculation, outstanding unvested options having an exercise price greater than the closing price of our common stock on December 31, 2008, have a value of $0. As a result, our named executive officers would not receive any payment in connection with the acceleration of their stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions with Related Persons

The Audit Committee has ratified each of the following transactions with related persons, pursuant to the Company’s Statement of Policy with respect to Related Person Transactions:

Promissory Note Held by Raymond A. Mirra.  On April 4, 2008, in connection with our acquisition of Biomed America, Inc. or Biomed, we assumed certain indebtedness of Biomed, that is payable to Raymond A. Mirra, Jr. pursuant to a promissory note, dated October 5, 2007, for the principal amount of $3,000,000 plus interest at a rate of 6% per annum. Mr. Mirra is the sole voting equity holder of Parallex LLC, which beneficially owns more than 5% of the outstanding shares of our common stock. Subject to subordination of any payments under this promissory note pursuant to a subordination agreement with CIT Healthcare LLC, the principal amount of $3,000,000 plus interest is payable in full upon written demand by Mr. Mirra, together with all unpaid interest accrued prior to the date of the written demand. We have made no principal payments to Mr. Mirra pursuant to this note since April 4, 2008. We have made interest payments on this note since November 2008 totaling $165,000. The total amount of principal outstanding under the promissory note as of April 1, 2009 is $3,000,000. The largest aggregate amount of principal outstanding since April 4, 2008 was $3,000,000.

Promissory Notes Held by, and Transition Services Agreement with, RAM Capital Group, LLC.  Also in connection with the acquisition of Biomed on April 4, 2008, we assumed certain other indebtedness of Biomed that is payable to RAM Capital Group, LLC, or RAM Capital, pursuant to two promissory notes. In addition, we entered into a transition services agreement with RAM Capital immediately following the acquisition of Biomed. Mr. Mirra, a related person, is the sole owner of RAM Capital and therefore has an interest in the full value of the two promissory notes and the transition services agreement.

The first promissory note, dated September 30, 2006, for the principal face amount of $175,000, is executed by Apogenics Healthcare, Inc. in favor of RAM Capital. This promissory note includes a line of credit for up to $250,000 in additional funds, which was drawn down prior to the acquisition of Biomed. The promissory note accrues interest at a rate of 6% per annum. Biomed assumed the promissory note indebtedness upon its merger with Apogenics Healthcare, Inc. on December 31, 2007. We have made no principal payments to RAM Capital or Mr. Mirra pursuant to this note since April 4, 2008. We have made interest payments on this note since November 2008 totaling $13,112. The total amount of principal outstanding under this promissory note as of April 1, 2009 is $425,000. The largest aggregate amount of principal outstanding since April 4, 2008 was $425,000. Any payments to be made under this promissory note are subject to subordination pursuant to a subordination agreement with CIT Healthcare LLC.

The second promissory note, dated December 31, 2007, for the principal face amount of $218,535, is executed by Biomed and certain of its subsidiaries in favor of RAM Capital. This promissory note includes a line of credit for up to $400,000 in additional funds, which would be added to any principal amount outstanding. The promissory note accrues interest at a rate of 6% per annum. We have made no principal payments to RAM Capital or Mr. Mirra pursuant to this note since April 4, 2008. We have made interest payments on this note since November 2008 totaling $14,307. The total amount of principal outstanding under the promissory note as of April 1, 2009 is $218,535. The largest aggregate amount of principal outstanding since April 4, 2008 was $218,535. Any payments to be made under this promissory note are also subject to subordination pursuant to a subordination agreement with CIT Healthcare LLC.

Prior to our acquisition of Biomed, RAM Capital provided various services to Biomed and its subsidiaries. We entered into the transition services agreement with RAM Capital in order for RAM Capital to assist in the transition of Biomed’s business to us following the acquisition. The agreement requires payments to RAM Capital of $10,000 per month plus certain expenses for each month in which RAM Capital provides services to us. The initial term of the agreement was for twelve months, subject to extension upon the mutual agreement of RAM Capital and us. Although the initial term of the agreement expired on April 4, 2009, we continue to operate under the terms of the agreement on a month-to-month basis.

Release of Escrow to Former Biomed Stockholders.  On April 20, 2009, we entered into an Amendment to the Agreement and Plan of Merger, dated March 13, 2008, by and among Allion, Biomed Healthcare, Inc., Biomed and Parallex LLC. Pursuant to the Amendment, we instructed SunTrust Bank, as escrow agent, to disburse the $4,000,000 escrow amount from the Biomed acquisition, together with interest and earnings, to the former stockholders of Biomed, including Parallex LLC and Devinne Peterson. Parallex, over whom Mr. Mirra has sole voting power, received 66% of the total escrow amount disbursed to the former stockholders of Biomed, or $2,663,053. Devinne Peterson is Mr. Mirra’s stepdaughter, and she received 0.125% of the total escrow amount disbursed to the former stockholders of Biomed, or $5,043.

Earn Out Payment to Former Biomed Stockholders.  We may also be obligated to pay the former stockholders of Biomed, including Parallex LLC and Devinne Peterson, an earn out payment pursuant to the Agreement and Plan of Merger, dated March 13, 2008, by and among Allion, Biomed Healthcare, Inc., Biomed and Parallex LLC. Parallex’s interest, and therefore Mr. Mirra’s interest, in any earn out payment is equal to 66% of the total earn out payment paid to the former stockholders of Biomed. Devinne Peterson is Mr. Mirra’s stepdaughter, and her interest in any earn out payment is equal to 0.125% of the total earn out payment paid to the former stockholders of Biomed.

We may make an earn out payment in 2009 if the Biomed business we acquired achieves certain financial performance benchmarks during the first full twelve calendar months beginning May 1, 2008. Subject to certain exceptions, (i) the first $42.0 million of any earn out payment will be payable one-half in cash and one-half in Allion common stock and (ii) any earn out payment exceeding $42.0 million will be payable in a mixture of cash and Allion common stock, to be determined in our sole discretion. Subject to our ability to pay the cash portion of any earn out payment from available cash on hand, net of reasonable reserves, together with sufficient availability under any credit facility extended to us, we may pay the cash portion of any earn out payment either by issuing (i) promissory notes or (ii) shares of Allion common stock. Under no circumstances, however, will we be required to issue our common stock in an amount that would result in the former stockholders of Biomed collectively holding in excess of 49% of (i) our then-outstanding capital stock or (ii) our capital stock with the power to direct the Company’s management and policies.

For purposes of determining the number of shares of capital stock to be issued in connection with any earn out payment, we will divide the portion of the earn out payment to be paid in our capital stock, which we refer to as the Earn Out Share Amount, by the most recent 10-day average of the closing price of our common stock as of the last day of the earn out period. Notwithstanding the prior sentence, (i) in the event the most recent 10-day average of the closing price of our common stock is less than $8.00 per share, which we refer to as the Floor Amount, then the number of shares of our common stock to be issued will be the quotient obtained by dividing the Earn Out Share Amount by the Floor Amount and (ii) in the event the most recent 10-day average of the closing price of our common stock is greater than $10.00 per share, which we refer to as the Ceiling Amount, then the number of shares of our common stock to be issued will be the quotient obtained by dividing the Earn Out Share Amount by the Ceiling Amount.

Nursing Services.  During the year ended December 31, 2008, Pridecare, Inc. provided nursing services to our Specialty Infusion business. Pridecare, Inc., which is owned and controlled by Mr. Mirra, charged $1,621,000 for nursing services it provided in 2008.

Review and Approval of Transactions with Related Persons

Our Board of Directors has adopted the Allion Healthcare, Inc. Statement of Policy with respect to Related Person Transactions, which sets forth in writing the policies and procedures for the review, approval or ratification of any transaction (or any series of similar transactions) in which we, including any of our subsidiaries, were, are or will be a participant, in which the amount involved exceeds $5,000, and in which any related person had, has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is:

•	Any person who is, or at any time since the beginning of our last fiscal year was, our executive officer or director or a nominee to become one of our directors;

•	Any stockholder beneficially owning in excess of 5% of our outstanding common stock;

•	Any immediate family member of any of the foregoing persons; or

•	Any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Other than a transaction involving compensation that is approved by our Compensation Committee, we will only consummate or continue a related person transaction if it has been approved or ratified by our Audit Committee in accordance with the guidelines set forth in the policy and the transaction is on terms comparable to those that could be obtained in arm’s length dealings with unrelated third parties.

Our Board of Directors has determined that the Audit Committee is best suited to review and approve related person transactions. Prior to the consummation or material amendment of a related person transaction, our Audit Committee reviews the transaction and considers all relevant facts and circumstances, including, but not limited to:

•	The benefits to us from the transaction;

•	The impact on a director’s independence, if applicable;

•	The availability of other sources for comparable products or services;

•	The terms of the transaction; and

•	The terms available to unrelated third parties or employees generally.

The Audit Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and our stockholders. If a related person transaction is ongoing or completed and was not previously approved, it is promptly submitted to our Audit Committee for review and consideration. Based on the conclusions reached, our Audit Committee evaluates all options, including, but not limited to, ratification, amendment, rescission or termination of the related person transaction.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The board of directors, upon the recommendation of the Audit Committee, has appointed BDO Seidman, LLP, or BDO Seidman, as our independent registered public accounting firm for 2009. BDO Seidman had audited our financial statements since fiscal 2003. The Board believes that BDO Seidman’s experience with and knowledge of Allion is important and desires to continue that relationship.

In making the recommendation for BDO Seidman to continue as Allion’s independent registered public accounting firm for 2009, the Audit Committee reviewed past audit results performed during 2008 and proposed audit services to be performed during 2009. In selecting BDO Seidman, the Audit Committee and the Board of Directors carefully considered BDO Seidman’s independence. BDO Seidman has advised Allion that the firm does not have, and has never had, any direct or indirect financial interest in Allion or any of its subsidiaries, other than as a provider of auditing and accounting services. BDO Seidman has never performed any work except audit and tax services for Allion since it became the Company’s independent registered public accounting firm. BDO Seidman has confirmed to us that it is in compliance with all rules, standards and policies of the Public Company Accounting Oversight Board and the SEC governing auditor independence.

A representative of BDO Seidman is expected to attend the Annual Meeting. The BDO Seidman representative will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from stockholders.

In the event the stockholders fail to ratify the appointment of BDO Seidman, the Audit Committee will reconsider BDO Seidman’s appointment. Even if the appointment of BDO Seidman as our independent registered public accounting firm for 2009 is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it or the Board of Directors determines that such a change would be in the Company’s and our stockholders’ best interests.

The affirmative vote of a majority of the votes cast is necessary for approval of the ratification of BDO Seidman. On this matter, abstentions will not affect the outcome. Because the ratification of the independent registered public accounting firm is a discretionary matter, there will be no broker non-votes associated with this matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” RATIFICATION OF BDO SEIDMAN AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

AUDIT AND RELATED FEES

Independent Registered Public Accounting Firm Fees

The aggregate fees billed for professional services rendered to Allion by BDO Seidman for the years ended December 31, 2008 and 2007 were:

Type of Fees	2008	2007

Audit Fees	$435,000	$689,500
Audit-Related Fees	159,053	59,592
Tax Fees	—	—
All Other Fees	—	—

Total	$594,053	$749,092

Audit Fees.  BDO Seidman billed us $435,000 for fiscal year 2008 and $689,500 for fiscal year 2007 for professional services rendered in connection with the following:

•	Audit of annual financial statements.

•	Reviews of quarterly financial statements.

•	Review of accounting issues related to an SEC inquiry and SEC comment letters.

•	Audit of our internal control over financial reporting for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit fees in 2007 include non-recurring expenses of $18,000 in 2007 for accounting fees that were primarily related to accounting issues related to the inquiry by the SEC and the SEC comment letters and the associated restatement and filing of Forms 10-K/A and Forms 10-Q/A.

Audit-Related Fees.  BDO Seidman billed us $159,053 for fiscal year 2008 and $59,592 for fiscal year 2007 for professional services rendered in connection with audit-related services. The aggregate audit-related fees billed during the fiscal years ended December 31, 2008 and 2007 were primarily related to acquisition audits and reviews of filings on Form 8-K/A.

Tax Fees.  BDO Seidman did not render any professional services in connection with tax fees for fiscal years ended December 31, 2008 and 2007.

All Other Fees.  No other professional services were rendered or fees were billed by BDO Seidman for the fiscal years ended December 31, 2008 and 2007.

Audit Committee Pre-Approval Policy

As required by Section 10A(i)(1) of the Exchange Act, all audit and non-audit services to be performed by BDO Seidman must be approved in advance by the Audit Committee, subject to certain exceptions relating to non-audit services accounting for less than 5% of the total fees paid to BDO Seidman that are subsequently ratified by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by BDO Seidman in 2007 and 2008.

In accordance with the Audit Committee’s pre-approval policies and procedures, the Audit Committee pre-approves all audit engagement fees and all other significant compensation to be paid to our independent accountant and the terms of the engagement. All requests for services to be provided by BDO Seidman are submitted to the Audit Committee for approval.

AUDIT COMMITTEE REPORT

This Audit Committee Report shall not be deemed “soliciting material,” to be “filed” with the SEC, nor shall it be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this Proxy Statement, unless we specifically incorporate it by reference in such filing.

In the performance of the Audit Committee’s oversight function, the Audit Committee has reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2008. This review included a discussion of the quality and acceptability of Allion’s financial reporting and controls. Allion’s management has the primary responsibility for the financial statements and reporting process, including our system of internal control over financial reporting. The Audit Committee relies without independent verification on the information provided to it and on such representations made by management.

The Audit Committee has discussed with BDO Seidman the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees, or SAS 61, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS 61 requires Allion’s independent accountants to provide the Audit Committee with additional information regarding the scope and results of their audit of Allion’s financial statements, including information with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit. The Audit Committee has received the written disclosures from BDO Seidman required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO Seidman’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with BDO Seidman its independence and has determined that because there were no non-audit services performed by BDO Seidman for Allion, the accountants’ independence has been maintained.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Allion’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Willard T. Derr, Chairperson
Gary P. Carpenter
Kevin D. Stepanuk

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of April 24, 2009, by the following individuals or groups:

•	each of our current directors, nominees for director, and named executive officers individually;

•	all our directors, nominees and executive officers as a group; and

•	each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock.

The percentage of beneficial ownership of common stock is based on 26,043,684 shares deemed outstanding as of April 24, 2009. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated, we believe, based on information furnished to us, that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

	Shares Beneficially Owned
Name and Addresses(1)	Number	Percent

Directors and Named Executive Officers
Michael P. Moran(2)	230,000	*
Robert E. Fleckenstein(3)	52,500	*
Anthony D. Luna(4)	33,750	*
Stephen A. Maggio(5)	17,250	*
Russell J. Fichera	—	—
Flint D. Besecker	7,009	*
Gary P. Carpenter	7,009	*
Willard T. Derr	7,009	*
William R. Miller, IV	7,009	*
Kevin D. Stepanuk	7,009	*
All directors, nominees and officers(6)	368,545	1.4%
5% Stockholders
Parallex LLC(7)	6,170,999	23.7%
Dimensional Fund Advisors LP(8)	1,648,053	6.3%
Gruber & McBaine Capital Management, LLC(9)	1,382,932	5.3%

*	Less than 1%

(1)	Except as otherwise noted, the address of each beneficial owner listed in the table is c/o Allion Healthcare, Inc., 1660 Walt Whitman Road, Suite 105, Melville, New York 11747.

(2)	Includes180,000 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 30, 2009.

(3)	Includes 52,500 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 30, 2009.

(4)	Includes 33,750 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 30, 2009.

(5)	Includes 17,250 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 30, 2009.

(6)	Includes 283,500 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 30, 2009.

(7)	According to a Schedule 13D/A filed with the SEC on June 30, 2008 jointly by Parallex LLC and Raymond A. Mirra, Jr., each of Parallex LLC and Mr. Mirra share voting and dispositive power of all such shares. Mr. Mirra is sole voting equity holder and manager of Parallex LLC. According to the Schedule 13D, Mr. Mirra’s spouse, Shauna Mirra, as custodian for Devinne Peterson, a minor, holds 11,686 of such shares of Allion. Each of Parallex LLC and Mr. Mirra disclaim beneficial ownership in the 11,686 shares. The address for Parallex LLC is 27181 Barefoot Boulevard, Millsboro, Delaware 19966 and the address for Mr. Mirra is 1974 Sproul Road, Suite 204, Broomall, Pennsylvania 19002.

(8)	The number of shares reported and the information included in this footnote were derived from a Schedule 13G filed with the SEC on February 9, 2009 by Dimensional Fund Advisors LP (“Dimensional”). According to the Schedule 13G, Dimensional has sole voting power over 1,614,792 shares and sole dispositive power over 1,648,053 shares of Allion common stock. Dimensional is an investment advisor to several investment companies, trusts and accounts (“Funds”). In its role as investment advisor, Dimensional possesses investment and/or voting power over the shares of Allion common stock held by the Funds but disclaims beneficial ownership of such shares. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Allion common stock. No individual Fund holds more than 5% of the outstanding shares of Allion common stock. The address for Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(9)	The number of shares reported and the information included in this footnote were derived from a Schedule 13G filed with the SEC on February 4, 2009 jointly by Gruber & McBaine Capital Management, LLC (“GMCM”), Jon D. Gruber, J. Patterson McBaine and Eric B. Swergold. According to the Schedule 13G, each of GMCM and Mr. Swergold beneficially owns 1,201,269 shares of Allion common stock, with shared voting and dispositive power over all such shares; Mr. Gruber beneficially owns 1,382,932 shares of Allion common stock, with sole voting and dispositive power over 181,663 shares and shared voting and dispositive power over 1,201,269 shares; and Mr. McBaine beneficially owns 1,380,181 shares of Allion common stock, with sole voting and dispositive power over 178,912 shares and shared voting and dispositive power over 1,201,269 shares. According to the Schedule 13G, GMCM is an investment advisor whose clients have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of the Allion common stock. No individual client of GMCM holds more than 5% of the outstanding shares of Allion common stock. Messrs. Gruber and McBaine are the managers, controlling persons and portfolio managers of GMCM. The address for each of the reporting persons is 50 Osgood Place, Penthouse, San Francisco, California 94133.

OTHER MATTERS

Other Matters that May Come Before the Meeting

Other than as described in this Proxy Statement, the Board of Directors has no knowledge of any other matters that may come before the Annual Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournments thereof, the persons named as proxies will have discretionary authority to vote the shares represented by any validly executed proxy cards received by them in accordance with their best judgment. The proxy holders will also have discretionary authority to vote upon matters incident to the conduct of the Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and certain of our officers and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Officers, directors and 10% beneficial owners are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the forms furnished to us during the 2008 fiscal year and certifications from executive officers and directors that no other reports were required for such persons, we believe that during fiscal year 2008 our executive officers and directors complied with all Section 16(a) filing requirements on a timely basis, except for the following forms, which were filed late: (i) initial statements of beneficial ownership on Form 3 by Willard T. Derr, Kevin D. Stepanuk and William R. Miller, IV upon their election to the Board of Directors, and (ii) a Form 4 reporting the acquisition of 7,009 shares of common stock by William R. Miller, IV.

Stockholder Proposals

Our Fourth Amended and Restated Bylaws provide that no business may be brought before an annual meeting except by a stockholder who (a) is entitled to vote at the annual meeting, (b) has delivered to the Secretary within the time limits described in the Bylaws a written notice containing the information specified in the Bylaws, and (c) was a stockholder of record at the time the notice was delivered to the Secretary. For a stockholder proposal to be properly brought before an annual meeting of stockholders, including the nomination of persons for election to our Board of Directors, notice of such proposal generally must be received by our Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the proxy statement for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 20 days or delayed by more than seventy 70 days from such anniversary date, notice of a stockholder proposal must be received by our Secretary not earlier than 90 days and not later than the later of 45 days prior to the annual meeting or 10 days following the day on which we first publicly announce the date of the annual meeting.

For each stockholder proposal to be properly submitted pursuant to our Bylaws, the stockholder must provide us with: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner and (ii) the class and number of shares which are owned beneficially and of record by such stockholder and such beneficial owner.

Any stockholder who intends to present a proposal at the annual meeting in fiscal 2010, or include a proposal in the proxy statement for fiscal 2010, must deliver the proposal to our Secretary at 1660 Walt Whitman Road, Suite 105, Melville, New York 11747:

•	not later than December 31, 2009, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act; or

•	not later than March 1, 2010, if the proposal is submitted other than pursuant to Rule 14a-8, in which case we are not required to include the proposal in our proxy materials.

2008 Annual Report

We filed our annual report on Form 10-K for the fiscal year ended December 31, 2008 with the SEC on March 9, 2009. A copy of our 2008 Annual Report on Form 10-K is included with these proxy materials, which are being mailed to you. Additional copies of our 2008 Annual Report on Form 10-K may be obtained without charge by writing to: Allion Healthcare, Inc., 1660 Walt Whitman Road, Suite 105, Melville, New York 11747, Attention: Secretary; by accessing the “Investor Relations” section of our website at www.allionhealthcare.com; or by accessing the SEC’s EDGAR database at www.sec.gov.

Additional Information

We have adopted a process called “householding” for mailing our annual report and Proxy Statement in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the annual report and Proxy Statement, unless we receive contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of our annual report and Proxy Statement at the same address, we will provide additional copies to you promptly upon request. If you are a stockholder of record, please contact us at Allion Healthcare, Inc., c/o Secretary, 1660 Walt Whitman Road, Suite 105, Melville, New York 11747, or at telephone number (631) 547-6520. Eligible stockholders of record receiving multiple copies of the annual report and Proxy Statement can request to receive a single copy of our annual report and Proxy Statement by contacting us in the same manner.

If you hold your shares in street name, you may request additional copies of our annual report and Proxy Statement or you may request householding by contacting your broker, bank or nominee.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

ALLION HEALTHCARE, INC.
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2009 AT 8:00 A.M., EASTERN TIME
AT THE HILTON HUNTINGTON, 598 BROADHOLLOW ROAD, MELVILLE, NEW YORK 11747
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ALLION HEALTHCARE, INC.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, and appoints Michael P. Moran and Stephen A. Maggio, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Allion Healthcare, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the 2009 Annual Meeting of Stockholders, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side. To attend the Annual Meeting of Stockholders and vote in person, please see “Information About the 2009 Annual Meeting and Voting – Voting Your Shares – Voting in Person” in the Proxy Statement.
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be held on June 16, 2009.
Allion’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available at: www.proxydocs.com/ALLI.
Continental Stock

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF PROPOSAL 1 AND PROPOSAL 2.	Please mark your votes like this	☒

			FOR all nominees	WITHHOLD
			listed below (except	AUTHORITY to vote
1.	TO ELECT SIX DIRECTORS TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS HAVE BEEN ELECTED AND QUALIFIED. NOMINEES:		as marked to the	for all the nominees
			contrary below). ☐	listed below ☐

	Flint D. Besecker	Gary P. Carpenter
	Willard T. Derr	Michael P. Moran
	William R. Miller, IV	Kevin D. Stepanuk

TO WITHHOLD AUTHORITY TO VOTE for any nominee or nominees, write the name of such nominee or nominees below:

		FOR	AGAINST	ABSTAIN
2.	To Ratify the Appointment of BDO Seidman, LLP as Allion’s Independent Registered Public Accounting Firm for 2009.	☐	☐	☐
     This Proxy, when properly executed, will be voted as specified by the undersigned stockholder. If no specification is made, this Proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR the ratification of BDO Seidman, LLP as Allion’s independent registered public accounting firm in Proposal 2.
     If any other matters properly come before the meeting that are not specifically set forth on the Proxy and in the Proxy Statement, it is intended that the proxies will vote in accordance with their best judgment.
☐	To change your address please mark this box and indicate new address below.
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature:                                                                                                      Signature (if held jointly):                                                                                  Date:                                         , 2009.
Please sign your name exactly as it appears hereon. If acting as an attorney, executor, trustee, or in other representative capacity, sign name and title.
Continental Stock